BNP RESIDENTIAL PROPERTIES, INC.                                  Exhibit 99.1
301 S. College Street, Suite 3850
Charlotte, North Carolina 28202

Contact: Philip S. Payne
         Chairman
         Tel:  (704) 944-0100
         Fax:  (704) 944-2039

PRESS RELEASE
FOR IMMEDIATE RELEASE


                           BNP RESIDENTIAL PROPERTIES
                     ANNOUNCES CONVERSION OF PREFERRED STOCK


Charlotte, North Carolina
November 14, 2005

BNP Residential Properties, Inc. (AMEX: BNP) today announced the conversion of 909,090 shares of Series B Cumulative Convertible Preferred Stock ("preferred stock"). On October 21, 2005, we notified the holder of our preferred stock that we were exercising our option to redeem all 909,090 shares of preferred stock. In accordance with the certificates governing the preferred stock, the holder has elected to convert all of the shares of preferred stock to shares of the company's common stock. Therefore, effective today, we have issued 909,090 shares of our common stock and cancelled all of the outstanding preferred stock. The holder of all of the preferred stock was Preferred Investment I, LLC, a New Jersey limited liability company, of which Peter Weidhorn is the managing member. Mr. Weidhorn also serves on our board of directors.

Overview: BNP Residential Properties, Inc. is a real estate investment trust focused on owning and operating apartment communities. The Company currently owns and operates 30 apartment communities containing a total of 7,945 units, and serves as general partner of partnerships that own 3 communities containing 713 units. In addition to the apartment properties, the Company owns 40 properties that are leased on a triple net basis to a restaurant operator. The Company currently operates in the states of North Carolina, South Carolina and Virginia.

BNP Residential Properties, Inc. is structured as an UPREIT, or umbrella partnership real estate investment trust. The Company is the sole general partner and owns a controlling interest in BNP Residential Properties Limited Partnership, the operating partnership. All of the Company's operations are conducted through the operating partnership.

Information Requests: More information may be obtained by calling our Corporate Offices at (704) 944-0100 or on the Internet through our website at www.bnp-residential.com. You may also e-mail information requests to our investor relations department at investor.relations@bnp-residential.com.

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